Exhibit 4.28

Brand authorization, commission and agency agreement

Party A (Principal): Pu Culture Group Co., LTD. (” Pop Culture Group Co.,Ltd”) take part in

Party B (agent): WANYEE TRADING COMPANY LIMITED

After careful negotiation, both parties, in accordance with the relevant laws of China, sign the following agency agreement on matters related to party B’s agent negotiation with Party A and “Stussy” brand owner, and both parties shall jointly follow and perform:

Article 1: Entrusted matters

Party B accepts the authorization of Party A to negotiate with the ownership party of the “Stussy” brand about the authorization of the brand within the Chinese mainland area.

Article 2: Obligations of Party A

1. Timely, truthfully and thoroughly provide Party B with all documents and background materials related to the entrusted matters, and bear the adverse consequences to both parties arising from the violation of this paragraph.

2. Actively and actively cooperate with Party B in all work for the interests of Party A, and provide convenient conditions for Party B according to the actual needs.

3. Pay the agency fee or advance the brand authorization agency fee to Party B in accordance with this agreement.

Article 3: Obligations of Party B

1. Actively and responsibly provide Party A with the agency services agreed herein, and earnestly safeguard Party A’s interests according to law.

2. Handle the affairs stipulated herein in a timely and promptly manner, take the initiative to maintain working contact with Party A, report the handling process of service matters to Party A, and consult Party A’s opinions.

3. Party B shall not make any urgent decisions concerning Party A’s rights and interests, except to make any final decision or act without Party A’s authorization.

4. Unless for special reasons and with the consent of Party A, Party B shall not provide any third party with the materials, documents and any other circumstances hereunder concerning Party A.

5. Unless agreed by Party A, it guarantees to complete the matters entrusted by Party A within the prescribed time limit and reach the cooperation between Party A and the brand owner agreed herein regarding the relevant brand authorization.

6. During the term of this Agreement, it shall not provide the authorized agency services of the brand in mainland China for other third parties except Party A as agreed herein.

Article 4: Term of the agreement

This agency agreement shall come into force on the date of signing and shall be terminated on the date of completion of the entrusted matters agreed herein or terminated by both parties through negotiation.

Article 5: Amount and payment method of the agency fee

Both parties agree that the amount of the agency fee (including the brand authorization fee that may be required in advance) shall be calculated and paid as follows:

1. Total agency fee: 8% of the total amount of brand authorization fee (five years).

2. Within 10 days after the signing of this Agreement, USD one million eight million yuan (USD1,800,000.00) shall be paid in advance;

3. Party a and brand party finally signed the brand authorization cooperation agreement, or after party b directly obtain relevant brand authorization, party a and party b directly signed the brand authorization cooperation agreement, according to the most, the final calculation of brand authorization fee total amount or brand authorization fee amount, the calculation of party a to party b brand authorization agent service fee balance, paid within 30 days after the relevant brand authorization agreement.

Article 6: termination of the agreement and liability for breach of contract

1. If Party A fails to perform the obligations stipulated in Article 2 of this Agreement, or Party A fails to provide Party B with the materials required for handling the agency office, or Party A fails to pay the agency fee later, Party B shall have the right to terminate this Agreement.

2. If Party B fails to fully perform the obligations stipulated in Article 3 hereof, Party A shall have the right to terminate this Agreement.

3. If this Agreement is terminated due to Party A, Party A shall not require the refund of the agency fee already paid;

4. If this Agreement is terminated due to Party B’s request, Party B shall refund party A’s agency fee and bear the responsibility for causing actual damage to Party A’s legitimate rights and interests due to its failure to fully perform its obligations hereunder.

5. In case of any change in national policy or force majeure, both parties will terminate this Contract and Party B shall not be liable.

Party B shall refund the fees received in advance (not exceeding US $80,000 through appropriate negotiation).

Article 7: Dispute settlement and application

Any conflict or dispute arising from the course of agency affairs and in connection with this Agreement shall be settled by both parties through friendly negotiation. If the negotiation fails, the parties shall file a lawsuit to the people’s court with jurisdiction over the location of the operating entity in China (i. e., Xiamen, Fujian Province, China) for settlement. Article 8: Other provisions

1. This Agreement shall come into force upon signing and becomes a formal document legally binding on both parties.

2. The wood agreement is made in duplicate, with each party holding one copy and each copy having the same legal effect.

3. Matters not covered herein may be separately negotiated by both parties. ° The supplementary agreement separately reached by both parties besides this Agreement shall be regarded as an integral part of this Agreement.

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